Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 1 to this Registration Statement on Form S-1 of our report dated April 15, 2025, which includes an explanatory paragraph relating to Nuburu, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements of Nuburu, Inc. as of and for the years ended December 31, 2024 and 2023, which is incorporated by reference in the Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Irvine, California

July 16, 2025